Exhibit 99.1

Media Relations Contact:

Suzanne Keen

972-453-7875

suzanne.keen@dexmedia.com

Investor Relations Contact:

Cliff Wilson

972-453-6188

cliff.wilson@dexmedia.com

Dex Media names Joe Walsh President and CEO
Media company turns to former Yellowbook leader to drive sales growth

DALLAS, Oct. 14, 2014 — The board of directors for Dex Media, Inc. (NASDAQ:DXM) announced today the appointment of Joe Walsh, 51, as president and chief executive officer. Walsh succeeds Peter McDonald, 64, a distinguished veteran of the industry for more than 40 years.

“Peter came out of retirement four years ago, and since that time has reorganized our digital portfolio to generate double digit sales growth, dramatically improved profit margins and orchestrated a merger that created substantial synergies,” said Al Schultz, chairman of the board. “In addition, he found an exceptionally talented and experienced successor who has been intimately involved in our business for the last six months. Peter will consult with the company over the next year and he and Joe will jointly handle the upcoming investor call. We are grateful to Peter for his many contributions and for providing a seamless transition to Joe’s leadership.”

“Peter McDonald is one of the most respected executives in our industry and it has been my honor to compete with him, work alongside him and call him my friend. He has skillfully guided Dex Media through a variety of challenges and built a talented leadership team,” Walsh said. “I look forward to building on his success and expanding on the digital initiatives already underway.”

Prior to his role at Dex Media, Walsh was the CEO of Walsh Partners, a boutique investment and advisory firm, and Executive Chairman of Cambium Learning, an online education and learning company.

Previously, Walsh led local media powerhouse Yellowbook, beginning as a sales leader in 1987 and serving as CEO from 1993 to 2011. During his tenure, the company grew from a small telephone directory publisher on Long Island, N.Y., to one of the nation’s premier providers of small business advertising and digital marketing solutions. Walsh led the company through a series of acquisitions and new market launches that drove revenue from $38 million to more than $2 billion. He was also a key leader in the 2001 management buyout of the Yell Group for $3.5 billion and the 2003 initial public offering of Yell Group on the London Stock Exchange.

McDonald commented, “Joe and I share a mutual respect that spans decades of working in this industry and I have always been impressed with his vision and drive. Dex Media has achieved significant momentum in digital ad sales growth, and the time is now appropriate for a change in leadership. With Joe’s creativity, business acumen and experience, he is ideally suited to move the company forward.”

Both Walsh and McDonald will be available for questions on the company’s upcoming third quarter earnings call.

In connection with Walsh’s appointment as president and chief executive officer, Dex Media granted Walsh options to purchase 271,000 shares of Dex Media common stock at an exercise price of $7.54, which vest on Dec. 31, 2017. The options were granted as inducements to employment without stockholder approval pursuant to NASDAQ Market Place Rule 5635(c)(4) and approved by all of Dex Media’s independent directors and the company’s compensation committee. The grant will be subject to the terms and conditions of the Dex Media, Inc. Equity Incentive Plan.

About Dex Media

Dex Media (DXM) is a full-service media company offering integrated marketing solutions that deliver measurable results. As the marketing department for more than 500,000 small and medium-sized businesses across the U.S., Dex Media helps them Get Found, Get Chosen and Get Talked About. The company’s widely used consumer services include the DexKnows.com® and Superpages.com® search portals and applications as well as local print directories. For more information, visit www.DexMedia.com.

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